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                                                                      EXHIBIT 31
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September 22, 1998

Dear Fellow Stockholder:

       YOUR BOARD URGES YOU TO VOTE QUICKTURN'S ENCLOSED BLUE PROXY CARD

  The Board of Directors of Quickturn Design Systems, Inc. is sending you the enclosed Proxy Statement and BLUE proxy card in opposition to the solicitation of proxies by Mentor Graphics Corporation to replace your Company's Board with Mentor's nominees. You may have received proxy material from Mentor seeking your vote on a GOLD proxy card. Your Board strongly urges you to reject Mentor's solicitation and to disregard any GOLD proxy cards that you may receive. YOUR BOARD STRONGLY RECOMMENDS THAT YOU VOTE THE BLUE PROXY CARD TODAY, AND VOTE AGAINST ALL OF THE MENTOR PROPOSALS.

  QUICKTURN'S BOARD HAS DETERMINED THAT THE MENTOR OFFER OF $12.125 PER QUICKTURN SHARE IS INADEQUATE, DOES NOT REFLECT THE INHERENT VALUE OF THE COMPANY, AND IS NOT IN THE BEST INTEREST OF QUICKTURN OR ITS STOCKHOLDERS. If Mentor's nominees are elected to Quickturn's Board, their primary purpose will be to facilitate Mentor's takeover of Quickturn at what your Board has determined is an inadequate price.

            THE CHOICE: QUICKTURN'S FUTURE VS. AN OFFER YOUR BOARD
                        HAS DETERMINED TO BE INADEQUATE

  YOUR BOARD STRONGLY BELIEVES THAT QUICKTURN HAS A GREAT FUTURE. Your Board sees, as we believe Mentor does, the potential for dramatic growth in our key technologies. We expect total revenues from Quickturn's primary technology, emulation, to grow at more than 20% per year through 2001, and we expect revenues from our secondary technology, high-performance simulation, to grow at more than 40% per year through 2001. We are leaders in both of these technologies.

  YOUR BOARD BELIEVES THAT MENTOR UNDERSTANDS THE SCARCITY VALUE OF QUICKTURN'S POWERFUL LEADERSHIP POSITION IN THE INDUSTRY. Mentor's numerous challenges to Quickturn's patents have failed while Quickturn's patents have been repeatedly upheld in the courts. We have the patents, we have the customers, we have the R&D, we have the people, and we have the worldwide technical support infrastructure. Others have tried to beat us, and they've failed.

  QUICKTURN'S UNRIVALED EXPERIENCE IN EMULATION DELIVERS TECHNICAL PRIMACY. Your Board believes that Quickturn will generate substantial returns for Quickturn's stockholders over the next two years and thereafter. The business prospects for Quickturn for the third and fourth quarters of 1998 continue to be strong and we are confident that stockholders will find the superior potential of this Company amply demonstrated in 1999 and 2000, as well.


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  THIS CONFIDENCE IS BASED UPON THE FOLLOWING FACTORS:

  . As the electronics industry makes the transition to deep submicron semiconductor processing, we believe the increasing complexity of chip design will generate higher demand for verification products;

  . Quickturn has invested more than $60 million on research and development over the last three years, generating current and future planned products such as the Mercury(TM) Design Verification System, which is expected to be in full production by year-end;

  . Quickturn holds a strong intellectual property position, which includes
    25 issued U.S. patents, 25 pending U.S. patent applications, and numerous international patents and application filings;

  . Despite the current economic downturn in the Asia/Pacific region, Quickturn believes a reinvestment cycle in new design activity in that area is imminent, given the competitive forces in the worldwide electronics industry; and

  . Quickturn is beginning to see some signs of that reinvestment cycle commencing in the third quarter and particularly in the fourth quarter of this year.

  WE BELIEVE MENTOR IS DESPERATELY PURSUING QUICKTURN BECAUSE:

  . Quickturn's stock price is temporarily depressed by, among other things, the economic slowdown in Asia/Pacific;

  . Quickturn's short- and intermediate-term economic prospects continue to be strong; and

  . The courts have rejected to date every one of Mentor's challenges to our patents.

            DON'T LET MENTOR STAMPEDE YOU INTO ACCEPTING ITS OFFER
                    VOTE QUICKTURN'S BLUE PROXY CARD TODAY

  To further its attempt to take over your company at what the Board has determined is an inadequate price, Mentor is now asking you and other stockholders to help it replace your Board with its own handpicked slate of director nominees. The stated primary purpose of Mentor's nominees is not to run the company, but to facilitate Mentor's takeover of Quickturn.

  Mentor is now attempting an end-run around Quickturn's bylaws in its method of calling a special meeting of Quickturn stockholders to vote on its slate of nominees. Our company has rules for calling and holding such meetings. THE RECORD AND MEETING DATES OF THE SPECIAL MEETING OF STOCKHOLDERS HAVE NOT YET BEEN SET. We are challenging the validity and legality of Mentor's attempt to call the special meeting as well as its ability to set the meeting date, record date, and the place of the special meeting. Each of these matters is the subject of litigation, which is currently scheduled for early October, between the Company and Mentor. Subject to the resolution of this litigation, your Board will schedule the special meeting, if any, in accordance with the Company's bylaws, which provide for a special meeting date between 90 and 100 days after the receipt and determination of the validity of a request by stockholders for a special meeting.

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            QUICKTURN'S BOARD--YOUR BOARD--IS COMMITTED TO SERVING
                              YOUR BEST INTERESTS

  LET'S REVIEW THE FACTS:

  . Quickturn's Board of Directors rejected Mentor's offer, and determined that Mentor's offer is inadequate, does not reflect the inherent value of the company, and is not in the best interests of Quickturn or its stockholders;

  . Mentor is attempting to call a special meeting of Quickturn stockholders, with the primary purpose of removing the Quickturn Board and replacing it with its handpicked nominees whose primary objective is to not to run the company, but to facilitate Mentor's takeover of Quickturn at what Quickturn's Board has determined is an inadequate price; and

  . Mentor has sent to you, and is expected to continue to send to you, GOLD
    Proxy Cards in connection with the purported special stockholder meeting. Your Board strongly recommends that you disregard and throw away any Mentor GOLD Proxy Card sent to you.

  Your Board urges Quickturn stockholders to vote against Mentor's attempt to coerce you to accept its proposal by replacing your Board with Mentor's handpicked nominees. YOUR BOARD STRONGLY RECOMMENDS THAT YOU VOTE QUICKTURN'S BLUE PROXY CARD TO SUPPORT YOUR BOARD WHO WILL CONTINUE TO ENSURE THAT YOUR BEST INTERESTS--NOT MENTOR'S--ARE SERVED. YOUR BOARD URGES YOU TO VOTE AGAINST THE FOUR MENTOR PROPOSALS ON THE BLUE PROXY CARD.

                    VOTE FOR QUICKTURN'S BOARD OF DIRECTORS
                        AND VOTE FOR QUICKTURN'S FUTURE
                         ON THE BLUE PROXY CARD TODAY!

  Your Board's rejection of Mentor's offer has reaffirmed its continued confidence in Quickturn's future and its determination that you, our stockholders, should be given every opportunity to participate fully in that future. Your Board of Directors and I greatly appreciate your continued support and encouragement.

  If you have any questions, or need assistance in voting your shares, please call our proxy solicitor, Morrow & Co. Inc., toll-free, at 1-800-662-5200.

                                          On Behalf of the Board of Directors,

                                          /s/ Keith R. Lobo
                                          -----------------------
                                          Keith R. Lobo
                                          Chief Executive Officer and
                                           President

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           CERTAIN INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

  This letter contains forward-looking statements, including statements regarding future periods as well as statements regarding the company's markets. Actual results could differ materially from those described in the forward-looking statements as a result of factors including, but not limited to, the following: (i) the company is uncertain whether the recent weakness experienced in the Asia/Pacific and domestic markets will continue in the foreseeable future; (ii) product transitions to Quickturn's new Mercury Design Verification System may be disrupted due to slow market acceptance or due to disruptions in manufacturing or component availability; (iii) many of the company's customers order on an as-needed basis and often delay delivery of firm purchase orders; (iv) the decision of customers to purchase the company's products involves a lengthy sales cycle which could result, among other things, in fluctuations of operating results and inventory obsolescence if expected orders are delayed or not received; (v) the company expects increased competition, which could result in lost sales or price erosion; (vi) the company's patents and other proprietary rights may not ensure adequate protection against competition; (vii) the company serves the electronics and semiconductor industries, which are noted for rapidly changing needs, there can be no assurance that Quickturn's product enhancements or new product introductions will keep pace with or meet those rapidly changing needs or that new products offered by others will not be superior to those offered by Quickturn; and (viii) there can be no assurance that Quickturn can retain the services of key employees and key suppliers upon which the company is dependent to provide product advances, timely production and high levels of product quality and reliability.

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